AMENDED AND RESTATED DISTRIBUTION AND SHAREHOLDER SERVICES PLAN
                          The ARK Funds: RETAIL CLASS B

THIS Distribution and Shareholder Services Plan (the "Plan"), made as of December 12, 1997, as amended on December 8, 2000, and amended and restated on January 1, 2002, is the plan of ARK Funds (the Trust), a business trust organized and existing under the laws of the Commonwealth of Massachusetts, on behalf of the Blue Chip Equity Portfolio, Capital Growth Portfolio, Value Equity Portfolio, Balanced Portfolio, Income Portfolio, Money Market Portfolio, Small Cap Equity Portfolio, Maryland Tax-Free Portfolio and Pennsylvania Tax-Free Portfolio (each a Portfolio).


1. This Plan, including Appendix 1 hereto, when effective in accordance with its terms, shall be the written plan contemplated by Securities and Exchange Commission Rule 12b-1 under the Investment Company Act of 1940, as amended (the 1940 Act) for shares of beneficial interest of Retail B Class (Retail B Shares) of the Blue Chip Equity Portfolio, Capital Growth Portfolio, Value Equity Portfolio, Balanced Portfolio, Income Portfolio, Money Market Portfolio and Small Cap Equity Portfolio of the Trust.

2. The Trust has entered into a Distribution Agreement on behalf of each Portfolio with ARK Funds Distributors, LLC (the "Distributor") under which the Distributor uses all reasonable efforts, consistent with its other business, to secure purchasers of each Portfolio's shares including the Class B Shares. Such efforts may include, but neither are required to include nor are limited to, the following:

     (1)  formulation   and   implementation   of  marketing   and   promotional
          activities, such as mail promotions and television, radio, newspaper, magazine and other mass media advertising,

     (2)  preparation, printing and distribution of sales literature;

     (3)  preparation,   printing  and  distribution  of  prospectuses  of  each
          Portfolio and reports to recipients other than existing shareholders of each Portfolio,

     (4) obtaining such information, analyses and reports with respect to marketing and promotional activities as the Distributor may from time to time, deem advisable;

     (5) making payments to securities dealers and others engaged in the sales of Retail B Shares; and

     (6) providing training, marketing and support to such dealers and others with respect to the sale of Retail B Shares.

3. In consideration for the services provided and the expenses incurred by the Distributor pursuant to the Distribution Agreement, Retail B Shares of each Portfolio shall pay to the Distributor a fee at the annual rate of up to (and including) .75% of such Class' average daily net assets throughout the month, or such lesser amount as may be established from time to time by the Trustees of the Trust, as specified in this paragraph; provided that, for any period during which the total of such fee and all other expenses of a Portfolio holding itself out as a money market fund under Rule 2a-7 under the 1940 Act or of the Retail B Class of such a Portfolio, would exceed the gross income of that Portfolio (or of the Retail B Class thereof), such fee shall be reduced by such excess. Such fee (the "Distribution Fee") shall be computed daily and paid monthly. The determination of daily net assets shall be made at the close of business each day throughout the month and computed in the manner specified in each Portfolio's then current Prospectus for the determination of the net asset value of Retail B Shares, but shall exclude assets attributable to any other Class of each Portfolio. The Distributor may use all or any portion of the fee received pursuant to the Plan to compensate securities dealers or other persons who have engaged in the sale of Retail B Shares pursuant to agreements with the Distributor, or to pay any of the expenses associated with other activities authorized under paragraph 2 hereof.

4. Each Portfolio may make periodic payments to parties (each a Shareholder Servicing Agent) that have entered into a Shareholder Services Contract in the form attached hereto with the Trust in respect of Retail B shares at an annualized rate of up to (and including) .25% of Retail B Shares' average net assets attributable to the Shareholder Servicing Agent. The personal and account maintenance services to be provided under this Plan by each Shareholder Servicing Agent, may include, but are not limited to, maintaining account records for each shareholder who beneficially owns Retail B Shares; answering questions and handling correspondence from shareholders about their accounts; handling the transmission of funds representing the purchase price or redemption proceeds; issuing confirmations for transactions in Retail B Shares by shareholders; assisting customers in completing application forms; communicating with the transfer agent; and providing account maintenance and account level support for all transactions. The Distributor may act as the Trust's agent for transmitting or arranging for transmission of fees to Shareholder Servicing Agents under the Shareholder Services Contract.


5. This Plan shall become effective with respect to the Retail B Class of the Blue Chip Equity Portfolio, Capital Growth Portfolio, Value Equity Portfolio, Balanced Portfolio, Income Portfolio, Money Market Portfolio on December 12, 1997, and with respect to the Small Cap Equity Portfolio on February 21, 2001, this Plan having been approved (1) by a vote of a majority of the Trustees of the Trust. including a majority of Trustees who are not "interested persons" of the Trust (as defined in the 1940 Act) and who have no direct or indirect financial interest in the operation of this Plan or in any agreement related to the Plan (the Independent Trustees), cast in person at a meeting called for the purpose of voting on Plan; and (2) by a vote of a majority of the outstanding voting securities (as such term is defined in Section 2(a)(42) of the 1940 Act) of the Retail B Class of the affected Portfolio.

6. During the existence of this Plan, the Trust will commit the selection and nomination of those Trustees who are not interested persons of the Trust to the discretion of such Independent Trustees.

7. This Plan shall, unless terminated as hereinafter provided, remain in effect until December 31, 1998 and from year to year thereafter; provided, however, that such continuance is subject to approval annually by a vote of a majority of the Trustees of the trust, including a majority of the Independent Trustees, cast in person at a meeting called for the purpose of voting on this Plan.

8. This Plan may be amended with respect to the Retail B Class of a Portfolio, at any time by the Board of Trustees, provided that (a) any amendment to increase materially the maximum fee provided for in paragraph 3 hereof must be approved by a vote of a majority of the outstanding voting, securities (as such term is defined in Section 2(a)(42) of the 1940 Act) of the Retail B Class of the affected Portfolio, and (b) any material amendment of this Plan must be approved in the manner provided in paragraph 5(l) above.

9. This Plan may be terminated with respect to the Retail B Class of a Portfolio at any time, without the payment of any penalty, by vote of a majority of the Independent Trustees or by a vote of a majority of the outstanding voting securities (as such term is defined in Section 2(a)(42) of the 1940 Act) of the Retail B Class of the affected Portfolio.

10. During the existence of this Plan, the Trust shall require the Distributor to provide the Trust, for review by the Trust's Trustees, and the Trustees shall review, at least quarterly, a written report of the amounts expended in connection with financing any activity primarily intended to result in the sale of Retail B Shares (making estimates of such costs where necessary or desirable) and the purposes for which such expenditures were made.

11. This Plan does not require the Distributor to perform any specific type or level of distribution activities or to incur any specific level of expenses for activities primarily intended to result in the sale of shares of Retail B Class.

12. In the event that Rule 2830 of the NASD Rules of Conduct precludes any Portfolio of the Trust (or any NASD member) from imposing a sales charge(as defined in that Section) or any portion thereof then the Distributor shall not receive payments hereunder from the date that the Portfolio discontinues or is required to discontinue imposition of some or all of its sales charges. If the Portfolio resumes imposition of some or all of its sales charge, the Distributor will resume receipt of payments hereunder.

13. Consistent with the limitation of shareholder and Trustee liability as set forth in the Trust's Declaration of Trust, any obligations assumed by the Trust, a Portfolio or Retail B Class thereof pursuant to this Plan and any agreements related to this Plan shall be limited in all cases to the proportionate ownership of Retail B Class of the affected Portfolio and its assets, and shall not constitute obligations of any shareholder of any other Class of the affected Portfolio or other Portfolios of the Trust or of any Trustee.

14. If any provision of the Plan shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of the Plan shall not be affected thereby.




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                                   APPENDIX 1

         This Appendix 1 is made a part of the Amended and Restated Distribution and Shareholder Services Plan for the ARK Funds: Retail Class B in connection with the Distributor's transfer of its rights to receive the Distribution Fee and/or contingent deferred sales charges to a financing party in order to raise funds to cover distribution expenditures. Capitalized terms in this Appendix 1 shall have the same meaning ascribed to such terms in the preceding sections of the Plan unless otherwise indicated. To the extent that any provision of this Appendix 1 conflicts with any other provision of the Plan, the terms of the Appendix 1 shall control.

         A. The Trust will pay each person that has acted as principal distributor of such Retail Class B shares its Allocable Portion (as defined in the distribution agreement pursuant to which such person acts or acted as principal distributor (a "Distributor") of the Retail Class B shares (the "Applicable Distribution Agreement")) of the Distribution Fee in respect of Retail Class B shares of the Portfolio in consideration of its services as Distributor for the Retail Class B shares of the Portfolio. Such person shall be paid its Allocable Portion of such Distribution Fees notwithstanding such person's termination as Distributor of the Retail Class B shares of the Portfolio, such payments to be changed or terminated only as required by: (i) a change in applicable law or a change in accounting policy adopted by the Investment Companies Committee of the AICPA and approved by FASB that results in a determination by the Trust's independent accountants that any Sales Charges in respect of such Portfolio, which are not contingent deferred sales charges and which are not yet due and payable, must be accounted for by such Portfolio as a liability in accordance with GAAP, each after the effective date of the Plan and restatement; (ii) if in the sole discretion of the Board of Trustees, after due consideration of the relevant factors considered when adopting and/or amending this Plan including the transactions contemplated in that certain Purchase and Sale Agreement entered into between the fund's Distributor and the commission financing entity, the Board of Trustees determines, subject to its fiduciary duty, that this Plan and the payments thereunder must be changed or terminated notwithstanding the effect this action might have on the Trust's ability to offer and sell Retail Class B shares; or (iii) in connection with a Complete Termination of this Plan, it being understood that for this purpose a Complete Termination of this Plan occurs only if this Plan is terminated and the Portfolio has discontinued the distribution of Retail Class B shares or other back-end load or substantially similar classes of shares. The services rendered by a Distributor for which that Distributor is entitled to receive its Allocable Portion of the Distribution Fee shall be deemed to have been completed at the time of the initial purchase of the Commission Shares (as defined in the Applicable Distribution Agreement) (whether of that Portfolio or a another series) taken into account in computing that Distributor's Allocable Portion of the Distribution Fee.
         B. The obligation of the Portfolio to pay the Distribution Fee shall terminate upon the termination of this Plan in accordance with the terms hereof. Except as provided in the preceding paragraph, the Portfolio's obligation to pay the Distribution Fee to a Distributor of the Retail Class B shares of the Portfolio shall be absolute and unconditional and shall not be subject to any dispute, offset, counterclaim or defense whatsoever (it being understood that nothing in this sentence shall be deemed a waiver by the Trust or the Portfolio of its right separately to pursue any claims it may have against such Distributor and enforce such claims against any assets (other than its right to be paid its Allocable Portion of the Distribution Fee and to be paid the contingent deferred sales charges) of such Distributor).
         C. The right of a Distributor to receive the Distribution Fee (but not the relevant distribution agreement or that Distributor's obligations thereunder) may be transferred by that Distributor in order to raise funds which may be useful or necessary to perform its duties as principal underwriter, and any such transfer shall be effective upon written notice from that Distributor to the Trust. In connection with the foregoing, the Portfolio is authorized to pay all or part of the Distribution Fee directly to such transferee as directed by that Distributor.